CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF
THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY
FILED WITH THE COMMISSION.***

Exhibit 10.9

CONFORMED COPY

CONTRACT MANUFACTURE
AGREEMENT

THIS AGREEMENT is made the 25 day of August 2005

BETWEEN

(1)	UCB Pharma Limited, registered number 00209905, having its registered office at 208 Bath Road, Slough, Berkshire, SL1 3WE (“UCB”);

(2)	Celltech Manufacturing Services Limited, registered number 4066383, having its registered office at 208 Bath Road, Slough, Berkshire SL1 3WE (“INYX”); and

(3)	INYX, INC, a corporation organised under the laws of Nevada whose principal office is at 825 Third Avenue, 40th Floor, New York, United States (“Parent Guarantor”).

RECITALS:

(A)	INYX carries on the business of, inter alia, manufacture, assembly and packaging of pharmaceutical products.

(B)	UCB wishes INYX to manufacture the Products (as hereinafter defined) and INYX is willing to manufacture the Products on the terms and conditions hereinafter set out.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINTIONS

1.1	In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

“Affiliates”
means in respect of each party any company which at the relevant time is a subsidiary of that party’s holding company or any subsidiary of such a subsidiary, and where such party is a “subsidiary” of another company, its “holding company”, if that other company: (a) holds a majority of the voting rights in it; or, (b) is a member of it and has the right to appoint or remove a majority of its board of directors; or, (c) is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or if it is a subsidiary of a party which is itself a subsidiary of that other Company. In this definition, “party” includes any body corporate;

CONFIDENTIAL TREATMENT

“Ashton Facility”
means the manufacturing facility as described in the Sale and Purchase Agreement between the parties, dated [__ August 2005] and includes any other INYX facility which may be used from time to time pursuant to Article 4.1;

“Batch”
means a uniquely identified or identifiable quantity of raw materials, starting materials, packaging materials or Product which has been processed in one process or series of processes to the extent that such quantity could be expected to be homogeneous;

“Business Days”	means any day Monday to Friday on which the banks in London are generally open for business;

“Central Warehouse”	means the Dunstable facility or any other warehouse situated in England as notified by UCB to INYX in writing from time to time;

“Certificate of Conformance”
means a document signed by a Qualified Person stating and confirming that the Product(s) to which such document refers has been Manufactured in accordance with the Specifications and GMP or materials to which such document refers meet the Specifications;

“Completion Date”	means the Completion Date as defined in the Sale and Purchase Agreement;

“Contract Year”	means each consecutive 12 month period from the Completion Date;

“Cost of Production”	means, as relevant to the context in which the phrase is used, both the individual and overall cost of material, labour and overheads to INYX in Manufacturing the Product;

“Data”
means master data, transactional data (including but not limited to, forecasts, replenishment plans, production and capacity plans, procurement schedules, receipts and shipments, stock, quality data and batch records);

“Force Majeure”
means, in relation to either party, any failure of suppliers or machinery (which for the avoidance of doubt shall include all information technology, software and hardware related to such machinery), strike, lock-out or other form of industrial action, civil commotion, act of God, fire, explosion, flood, failure of utilities, war or hostilities, acts of Government or Government appointed agents, embargoes or other export restrictions, or perils of the sea, or any circumstance beyond the reasonable control of that party;

“Firm Period”
means the binding element of the Forecast as set out in Article 7.2, being the first three (3) months of the Forecast; first (1st) month 100% of the Forecast is binding, second (2nd) month of the Forecast is 80% binding, third (3rd) month 60% of the Forecast is binding;

“Forecast”	has the meaning given to it in Article 7.2;

CONFIDENTIAL TREATMENT

“GMP”
means, as relevant to the Product, the principles and guidelines of good manufacturing practice as contained in either directive 2001/83/EC (medicinal products for human use) or directive 91/412/EEC (medicinal products for veterinary use), as such principles and guidelines are interpreted and expanded in “The Rules Governing Medicinal Products in the European Community, Volume IV. Good Manufacturing Practice for Medicinal Products”, together with those rules and guidelines contained in the Orange Book;

“GMP Agreement”
means the agreement (attached to this Agreement as Schedule 1) between the parties governing the GMP principles to be respected in the Manufacture of the Products and setting out or otherwise identifying the Specifications for and technical terms and conditions for the Manufacture of the Products and complying with those rules and guidelines contained in the Orange Book;

“Information”
means any information, technology, know-how, data or commercial information of a proprietary or confidential nature, including without limiting the foregoing, Technical Information and price data disclosed pursuant to or in connection with this Agreement or as a consequence of it, whether orally or in writing;

“Initial Term”	means a period commencing from the Completion Date and expiring at the end of the fifth (5th) Contract Year following such Completion Date;

“Manufacture”
means the production of the Product from the Raw Materials and shall, where relevant, include purchase, manufacturing, formulating, assembling, packaging, label, artwork, storage at the Ashton Facility, handling, testing and quality control and quality assurance, logistics, technical support and regulatory support, and “Manufactured”, “Manufacturing” and “Manufacturer” shall be interpreted accordingly;

“Orange Book”
means the publication “Rules and Guidance for Pharmaceutical Manufacturers and Distributors 2002” published by the Medicines and Healthcare Products Regulatory Agency including any subsequent edition thereof, as such publication might be amended or reissued from time to time;

“Presentation”	means the presentations specified in Schedule 2 in which the Products are to be marketed, distributed, sold or used;

“Process Improvements”
means all improvements, modifications or adaptations to any process employed by INYX and at any time during the continuance of this Agreement used in the conduct of Manufacture, and not exclusively capable of employment in the Manufacture of the Product;

“Products”	means the products specified and described in Schedule 2 and “Product” shall mean any one of them;

“Purchaser”	means INYX Europe Limited, a company registered in England whose registered office is at 6 Seymour Court, Manor Park, Runcorn, Cheshire WA7 1SY;

CONFIDENTIAL TREATMENT

“Purchaser’s Group”	the Purchaser and any subsidiary or holding company of the Purchaser or of any holding company or subsidiary of such holding company or subsidiary;

“Qualified Person”	means the person so designated in accordance with EC Directive 2001/83/EC and employed by INYX or UCB as the case may be;

“Raw Materials”	means the raw materials specified in the Specifications and any other raw materials ingredients and excipients and packaging or other components which are required by INYX to conduct the Manufacture;

“Regulatory Approval”
means any product licence, marketing authorisation or clinical trials certificate issued by the relevant Regulatory Authority and in terms permitting, as appropriate, the importation, distribution, sale, marketing or use of the Product and for the avoidance of doubt shall not include any authority to perform “special” manufacturing or dispensing services pursuant to any order made under the Medicines Act 1968, which authority is commonly referred to as a “specials licence”;

“Regulatory Authority”
means the United Kingdom Medicines and Healthcare Products Regulatory Agency or any equivalent competent body in any jurisdiction as relevant to the Products and the territories in which the Products are to be marketed or used;

“Sale and Purchase Agreement”	means the agreement for the sale and purchase of the entire issued share capital of INYX between UCB, Purchaser and the Parent Guarantor dated 25 August 2005;

“Service Agreement”	means the agreement for the performance and supply of services at the Ashton Facility, entered into between the parties, dated 25 August 2005;

“SKU”	means stock keeping unit;

“Specifications”	means the specifications for the Product as specified in the GMP Agreement;

“Technical Information”
means all know-how, registration data, experience, instructions, standards, methods, test and trial results, manufacturing processes, hazard assessments, quality control standards, formulae, specifications, storage data, samples, drawings, designs, descriptions of packaging materials and all other relevant information relating to the Product or the design, Manufacture, storage or use of the Product;

“Trade Mark(s)”	means the trade mark(s) set out in Schedule 2 which are either owned by UCB or to which UCB has the necessary right of use; and

“Validation”
means the process of proving, in accordance with the principles of GMP, the reproducibility, efficacy, and repeatability of any procedure, process, equipment, material, testing equipment, test, activity or system and the ability thereof to achieve the result which is intended to be achieved, as further detailed in the GMP Agreement.

CONFIDENTIAL TREATMENT

1.2	Any reference in this Agreement to “writing” or cognate expressions includes a reference to mail, cable, facsimile transmission or comparable means of communication.

1.3	Words in this Agreement importing the singular meaning shall where the context so admits include the plural meaning and vice versa.

1.4	The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.	Condition Precedent
This Agreement shall commence on the Completion Date on condition that the Sale and Purchase Agreement is completed. If for any reason the Completion Date does not occur and the Sale and Purchase Agreement does not complete, this Agreement shall terminate with immediate effect with no liability for any party in respect of any breach including future breach.

3.	Validation & Changes

3.1
The process for the Manufacture of the Products has been validated and agreed by the parties as set out in the GMP Agreement. In the event that any additional Validation work is required as a result of any change to the method of manufacture or equipment used in the Manufacture then the parties shall agree how the cost thereof shall be apportioned between them.

3.2
Where a party (the initiator party) requires or requests any changes to be made to the artwork utilised on or to the validation of any of the Products it will give not less than three (3) months notice thereof to the other party. Any costs incurred by the initiator party as a result of such change shall be borne by it together with the cost of any packaging materials that are written off as a result of such changes. For the avoidance of doubt the parties shall bear the costs equally between them of any changes to such artwork as a result of or in connection with the sale of Ashton Facility.

4.	Contract Manufacture

4.1
UCB hereby exclusively appoints INYX to Manufacture the requirements for the Products of UCB and of UCB’s Affiliates, with the exception of ***, at the Ashton Facility and UCB shall ensure that UCB’s Affiliates shall use INYX as exclusive manufacturer of the Products required by UCB’s Affiliates; provided INYX can, from time to time, use its other manufacturing facilities with the prior written consent of UCB, such consent not to be unreasonably withheld or delayed, and INYX accepts such appointment. During the period of this Agreement INYX will Manufacture for UCB the Product in accordance with this Agreement and the GMP Agreement, and UCB shall acquire its requirements for the Product from INYX.

4.2
INYX shall Manufacture the Products in compliance with the technical provisions of the Service Agreement between the parties. For the avoidance of doubt, the price of such Manufacture shall be included in the price for the Products as set out in Schedule 2 to this Agreement.

4.3	INYX covenants that:

4.3.1
it has, and will use reasonable commercial endeavours to maintain during the term of this Agreement, a manufacturer’s licence in accordance with section 8 of the Medicines Act 1968 as amended from time to time and will inform UCB of all inspections by the Relevant Authorities and of their findings which relate to or are relevant to the Product;

CONFIDENTIAL TREATMENT

4.3.2	it will conduct the Manufacture in accordance with the GMP Agreement;

4.3.3	any Raw Materials employed by INYX in the Manufacture and not supplied by or on behalf of UCB will at the time of use comply with the Specifications and the GMP Agreement;

4.3.4
it will allow, at least twice during any twelve (12) month period of this Agreement and during normal business hours and upon reasonable notice, authorised representatives of UCB and/or representatives of any Government or Regulatory Authority acting on UCB’s behalf to inspect the relevant parts of the Ashton Facility where the Manufacture of the Product is carried out or the Product or Raw Materials are stored and to inspect the process of Manufacture. To the extent that any cost is incurred as a direct result of such inspection the reasonable out of pocket costs of such inspection shall be payable by UCB. Notwithstanding the foregoing, INYX’s obligation to allow such visitors is on condition that: (a) UCB procures that such visitors agree in writing to observe the requirements of INYX regarding security, health and safety, confidentiality or any other applicable regulations at the relevant premises; (b) any visit shall be under the specific supervision of INYX (without relieving any visitors of any obligations with respect to any damage or injury caused by them); (c) UCB indemnifies and shall keep indemnified INYX against any damage to INYX’s property or any personal injury which is caused by any act or omission of any of UCB’s employees or authorised agents or nominated visitors on INYX’s premises; and (d) UCB uses its best endeavours to ensure that any visit is of minimal disruption to INYX’s day to day business. INYX shall promptly inform UCB of any visit or inspection of or at the Ashton Facility by any Government or Regulatory Authority, including the results of such inspection and possible remedies imposed by such authorities. Compliance with any such imposed remedies shall automatically become part of INYX’s obligations under this Agreement;

4.3.5
it will upon written request and at the cost of UCB supply UCB with reasonable quantities of samples of the Product Manufactured by it provided that no Manufacture is required primarily for the purpose of providing UCB with the said samples. INYX shall retain a quantity of samples of each production Batch of the Products equal to twice the amount reasonably required to conduct the relevant analysis;

4.3.6
it shall retain for a maximum of six (6) years manufacturing, analytical and distribution records and shall retain such samples of the Products as are required by, and in the manner and for the duration specified by the GMP Agreement. During the said six (6) year period, it shall make such records available to UCB upon reasonable notice. Upon INYX deciding to dispose of such records or samples, INYX shall notify UCB of such decision taken by INYX. In the absence of any response from UCB within three (3) months of notification, INYX may destroy or otherwise dispose of the said records or such samples as it sees fit; and

4.4
INYX may at any time undertake any change to the Ashton Facility or equipment provided that any such change shall not be of detriment to the Product. In the event that any such change will necessitate or make desirable a variation to any Regulatory Approval for the Product then INYX will notify the proposed change in writing to UCB, such change not to be carried out without prior written consent from UCB, not to be unreasonably withheld or delayed. UCB will use all reasonable endeavours to obtain such required or desired variation. Any costs associated with the change will be to the account of INYX. Should such variation not be obtained for any reason, and should as a result INYX be unable to Manufacture the Product in or on the changed premises or facilities or equipment, then the parties shall enter into bona fide discussions with a view to agreeing upon such alternative arrangements as may be fair and reasonable.

CONFIDENTIAL TREATMENT

4.5	UCB covenants that:

4.5.1
it has and will maintain throughout the term of this Agreement appropriate Regulatory Approvals for the Product for the United Kingdom and for any other jurisdiction or territory for which the Product is being Manufactured or in which the Product is to be marketed distributed sold or used;

4.5.2
prior to entering into this Agreement it will be responsible for assessing and confirms that it has assessed the competence of INYX to carry out the Manufacture of the Product in accordance with GMP as set out in the GMP Agreement;

4.5.3	any Raw Materials and other products to be provided by it shall comply with the Specifications and where appropriate shall be accompanied by a Certificate of Conformance from UCB;

4.5.4	it has notified INYX of any special requirements in respect of record-keeping that may be necessary to comply with UCB’s adverse event/defect/recall procedure; and

4.5.5
it shall notify INYX of any hazards to the health or safety of any personnel of INYX and UCB shall keep INYX so advised throughout the continuance of this Agreement, whether such hazards or possibilities are inherent in the Product or otherwise.

5.	GMP Agreement and Technical Information

5.1
The respective responsibilities of INYX and UCB relating to the Manufacture of the Product, the way in which each Batch of the Product is to be Manufactured and checked for compliance with and adherence to the appropriate Specifications and GMP, the responsibility for purchasing materials, testing and releasing materials and undertaking production and quality control including in-process controls as well as sampling and analysis shall be as specified in the GMP Agreement. The provisions of the GMP Agreement shall prevail over any conflicting provisions set out in Articles 3 and 4 of this Agreement.

5.2
Subject to UCB complying in all respects with its relevant obligations under this Agreement and the GMP Agreement, INYX shall be responsible for ensuring the safe operation of the process of Manufacture of the Product at the Ashton Facility and in particular that the Technical Information supplied by UCB can be safely used at the Ashton Facility.

5.3	Any alteration to the GMP Agreement must be agreed in writing between the parties.

6.	Duration

6.1
Unless sooner terminated as hereinafter provided, this Agreement shall come into force on the Completion Date hereof and shall continue in force for the Initial Term and thereafter for consecutive one (1) year periods, unless terminated by either party giving to the other not less than twelve (12) months’ written notice prior to the end of the Initial Term or any renewal term (for the avoidance of doubt, the date on which this Agreement shall terminate under such notice shall not be before the end of the Initial Term).

7.	Supply Chain Management

7.1	Except as otherwise set out in the Service Agreement, supply chain management for the Products shall occur in accordance with the principles set out in this Article 7.

7.2
UCB shall provide INYX with a monthly rolling forecast for the volume of Products on a line by line basis per SKU for eighteen (18) months (the “Forecast”). The Forecast will be sent by UCB to INYX each month by no later than the seventh (7th) day of each calendar month. Each Forecast shall be binding as follows:

CONFIDENTIAL TREATMENT

7.2.1 first (1st) month forecast: 100% of the Forecast;

7.2.2 second (2nd) month forecast: 80% of the Forecast; and

7.2.3 third (3rd) month forecast: 60% of the Forecast.

7.3
UCB will determine the stock policy per SKU. The stock policy will set the minimum Product stock level at two (2) months stock and the maximum stock level at four (4) months stock per SKU, unless agreed otherwise. The stock policy will be revised on a six (6) monthly basis. UCB shall provide INYX with written notice of the stock policy per SKU as soon as is reasonably practicable after the stock policy is revised.

7.4	UCB shall provide INYX on a weekly basis with written notice of the stock levels per SKU and by location.

7.5
INYX will calculate a replenishment plan for the Products on a monthly basis using the Firm Period, the actual stock and the stock policy. INYX shall provide to UCB in writing the replenishment plan by no later than the fourteenth (14th) day of each calendar month. The replenishment plan will then be discussed in a monthly meeting between the parties and agreed for acceptance by the parties. The replenishment plan shall detail replenishment on a weekly basis and the replenishment plan shall be firm in terms of timing and quantity on a monthly basis.

7.6
The Products shall be supplied to UCB ex-works (Incoterms 2000). Unless specified otherwise risk in each Batch of the Product shall pass to UCB on delivery provided that ownership in each Batch of the Product shall remain vested in INYX until payment is received from UCB in respect of that Batch of the Product. For the avoidance of doubt ownership in each Batch of the Product shall pass to UCB when payment is made in accordance with the provisions of Article 9.2.

7.7
INYX shall certify each Batch of Products within fifteen (15) Business Days for sterile Products and seven (7) Business Days for non-sterile Products after complete batch receipt at the Central Warehouse and INYX shall supply a Certificate of Conformance with each Batch of the Product. If a Batch is not released within the timeframes mentioned, UCB shall have the right to return the Product to Ashton Facility at INYX’s costs.

7.8
All Products shall be delivered and released to the Central Warehouse with a shelf-life of at least ninety per cent. (90%) of their original shelf-life or sixteen (16) months for short shelf-life products (for the avoidance of doubt products with a short shelf life are products with a shelf life of two (2) years). All Product stock delivered to the Central Warehouse with a shorter shelf-life will be subject to negotiation.

7.9
UCB shall inspect and/or test the Product as soon as practicable following delivery. Subject to Article 7.6, failure by INYX to Manufacture the Product in accordance with Specifications shall be the only reason for which UCB may reject the Product. If UCB wishes to reject any delivery of Product it must notify INYX within thirty (30) days of whichever is the later of receipt of the Product or receipt of the relevant Certificate of Conformance and such notification must be in writing and include a detailed indication of the reasons for rejection. UCB shall be deemed to have accepted the Product and shall not be entitled to reject the same unless it provides such written notification within the said period of thirty (30) days. INYX shall notify UCB within fifteen (15) days of receipt of such notification of rejection whether it accepts UCB’s claim. If INYX does not accept the claim or UCB disagrees then an independent laboratory mutually agreed by the parties (or failing agreement the Medicines and Healthcare Products Regulatory Agency Laboratory in Edinburgh) shall be requested to analyse an appropriate amount of the Product from the Batch or Batches in dispute. The independent laboratory shall act as expert not arbitrator and the cost of its analysis shall be paid by the party against whom the laboratory findings were made. Two samples shall be supplied, one by UCB from the Batches in question and one by INYX from any samples that it has retained. The results of the said analysis shall be binding on the parties. Pending resolution of the dispute, and upon UCB’s request, INYX shall supply a replacement Batch of Product forthwith and in any event within forty five (45) days at the cost specified in and otherwise upon the terms of this Agreement.

CONFIDENTIAL TREATMENT

7.10	If:
(a)
the outcome of the process specified in Article 7.8 is that the independent laboratory determines that the Product does not conform to the Specifications due to the breach of any terms of this Agreement by INYX; or

(b)	if INYX accepts that the Product does not conform to the Specifications due to the breach of any terms of this Agreement by INYX,

INYX shall Manufacture and deliver to UCB a sufficient quantity of the Product to replace the defective Batch or Batches. If the independent laboratory determines that the relevant Batches of Product were Manufactured in accordance with the Specifications or that any defect did not arise due to the breach of any terms of this Agreement by INYX, INYX shall have no liability or obligation to UCB in respect of such Batches.

8.	Intellectual Property and Improvements

8.1
UCB hereby authorises INYX to use the Trade Marks and UCB’s other intellectual property on or in relation to the Products for the purpose only of exercising its rights and performing its obligations under this Agreement.

8.2
Each party hereby acknowledges that it shall not acquire any rights in respect of any of the other party’s intellectual property in relation to the Products or the Manufacture thereof or of the goodwill associated therewith.

8.3
Except as is necessary for the proper performance of this Agreement by the parties, no licence, express or implied, is granted by this Agreement by either party to the other under any of its intellectual property rights.

8.4
Title to and property in all Manufacturing Records (as defined below) and Process Improvements generated by INYX directly in connection with the Manufacture of the Products shall be and remain at all times exclusively vested in UCB, and INYX hereby disclaims any right thereto; provided that INYX shall be entitled to a royalty-free, irrevocable licence to use the Process Improvements in its business.

8.5
The Manufacturing Records (which shall include but not be limited to all Batch documentation and Validation data) shall be treated as Information of UCB and shall not be used or disclosed by INYX other than for the purposes of this Agreement and where necessary for disclosing to the relevant regulatory authorities in order to comply with regulatory requirements relating to the Product and its Manufacture by INYX.

8.6	No Process Improvements shall be employed by INYX in the Manufacture of the Products unless the terms upon which such Process Improvements are to be employed by INYX have been agreed with UCB.

8.7
Title to and property in all Data shall be and remain at all times exclusively vested in INYX and UCB hereby disclaims any right thereto; provided that UCB shall be entitled to a royalty-free, irrevocable licence to use and to copy the Data and INYX undertakes to grant to UCB unlimited access to the Data.

9.	Prices

9.1	All orders for the Product for delivery from the Completion Date will (subject to Article 9.3 below) be at the price(s) set out in Schedule 2.

CONFIDENTIAL TREATMENT

9.2	***

Year 1:   ***
Year 2:  ***
Year 3:  ***
Year 4:  ***
Year 5:  ***

9.3
Invoices will be submitted to UCB when the Product has been delivered in accordance with Article 7.5. INYX will invoice UCB on a monthly basis for the goods delivered during the term of this Agreement. UCB will pay to INYX the full invoice value for the Product in Pounds Sterling (£) within thirty (30) days of invoice date. If INYX so requires payment will be made direct into INYX’s bank account by bank transfer and upon written request by INYX, INYX will provide UCB with the necessary details of INYX’s bank account and will take whatever actions are necessary to facilitate payment by bank transfer. In the event of a delay of more than seven (7) days in collection of the Products when they have been notified to UCB as being available for collection INYX reserves the right to make charges for storage.

9.4
If as a result of any inspection of INYX’s premises as referred to in Article 4.3.4 or otherwise a requirement is imposed by a competent authority which leads to or requires a change in the Cost of Production or to the Specification of the Product then upon written notification by INYX to UCB INYX and UCB will meet to discuss any increase to the price of the Product, the date upon which such price increase will take effect and any other consequences arising from such changes. If within one (1) month of the said notification by INYX the parties are unable to agree an increased price for the relevant Product, the price of such Product shall be increased by the amount of the increase of the Cost of Production of that Product or by the amount required to comply with the Specification of that Product. However, if such change is the result of non-compliance with GMP by INYX, then INYX shall pay for such change.

9.5
The parties shall each use their respective reasonable endeavours throughout the term of this Agreement to seek improvements in the process for Manufacture of the Products, the purchasing of Raw Materials and the ordering, delivery and invoicing of the Products so that where possible the prices for the Products set out in Schedule 2 or as adjusted from time to time can be reduced and the benefit of the savings shared equally between the parties hereto. UCB shall have the right to assist in the feasibility study of any such improvement project. INYX will disclose to UCB all information needed for any such feasibility study. UCB shall have the right (at UCB’s cost) to audit and have audited INYX’s books pertaining to this Agreement with the sole purpose of monitoring the cost improvement. This right shall be exercised upon reasonable notice.

9.6
In the event that any of UCB’s customers (including UCB Affiliates) finds itself in an out-of-stock situation for any Product for more than three (3) weeks as a result of the breach of any terms of this Agreement by INYX, INYX shall pay UCB compensation equal to UCB’s gross profit for the period (excluding the first three (3) weeks referred to above) where such out-of-stock situation continues to exist. The gross profit for these purposes will be calculated on the basis of the forecasted net sales minus the COGS for the Product concerned for that customer. The provisions of this Article are without prejudice to UCB’s rights under Article 10.1 hereafter. For the avoidance of doubt INYX shall not be liable for an out-of-stock situation resulting from lack of availability of the materials and components unless such out-of-stock situation is a result of the breach of any terms of this Agreement by INYX.

9.7
INYX may review the price annually and enter into negotiations with UCB to increase the price of Product to take account of any increased Cost of Production or Raw Material costs provided that such review shall not occur prior to twenty four (24) months after the Completion Date and thereafter shall not occur more than one time during any period of twelve (12) months during the term of this Agreement.  If the parties are unable to agree an increased price the price shall be increased by the amount of the increase from the date of the previous price review (or in the case of the first price review, the Completion Date) of the Prices Indices of the United Kingdom Output for Products of Manufacturing Industries other than food beverages and tobacco manufacturing industries (commonly referred to as the “Manufacturers (Other) Index”) published by the office of National Statistics or any successor or replacement Index. Any increase will be supported by a detailed costs breakdown which will include supplier documentation in respect of any material increase.

CONFIDENTIAL TREATMENT

10.	LIMITATION OF LIABILITY AND INDEMNITY - GENERAL

10.1
Subject to Article 10.3, neither party shall in any circumstances be liable to the other party nor any third party for any consequential or indirect loss, except where an out-of-stock situation caused by the breach of any terms of this Agreement by INYX results in UCB having lost or having to indemnify customers.

10.2
Subject to the provisions of Article 10.3 hereof, INYX shall indemnify and shall keep UCB indemnified and hold it harmless against any and all third party actions, claims, judgments, damages, law suits costs or expenses or professional fees brought against, suffered or incurred by UCB resulting from a breach of contract by INYX Provided That the provisions of this Article 10.2 shall not apply to any event which would constitute a breach of contract for which a remedy is provided to UCB elsewhere in this agreement including, but not limited to, Articles 7.8, 9.6 and 12.

10.3	Notwithstanding any other provision of this Agreement, neither party limits its liability for:

(a)	negligence or fraud by it or its employees or its subcontractors; or
(b)	death or personal injury caused by its negligence or that of its employees, agents or subcontractors (as applicable).

10.4
Subject to Article 10.3, the total aggregate liability of INYX arising under this Agreement (including but not limited to INYX’s liability in connection with Articles 9.5, 10.1 and 11.1) shall not exceed the following amounts:

(a)	***;
(b)	***; and
(c)	***

10.5
Subject to the provisions of Article 10.3 hereof, UCB shall indemnify and shall keep INYX indemnified and hold it harmless against any and all third party claims, actions, judgements, damages, lawsuits, costs or expenses or professional fees brought against suffered or incurred by INYX in relation to or arising out of the storage, sale, distribution or use of the Product, resulting from a breach of contract by UCB.

10.6	Subject to Article 10.3 and 10.12, the total aggregate liability of UCB arising under this Agreement shall not exceed the following amounts:

(a)	***;
(b)	***; and
(c)	***

10.7
The party claiming the benefit of any indemnity hereunder must promptly notify the other of any claim, not accept any compromise or settlement of such claim or take any material steps in relation to such claim without the prior consent of the other party and shall co-operate fully with the other party in the handling of any such claim.

CONFIDENTIAL TREATMENT

10.8
Each Party undertakes to ensure that it has in place product liability insurance with a reputable insurer in an amount appropriate for its business and products of the type the subject of this Agreement, and for its obligations under this Agreement. At either party’s request the other party shall provide evidence of the existence and maintenance of such cover.

10.9	Each Party will have appropriate inventory and Stock in Transit insurance, as is customary for the industry.

10.10	Nothing in this Article 10 shall in any way reduce or affect each party’s general duty to mitigate loss suffered by it.

10.11
The parties acknowledge and agree that clause 8.8 of the Sale and Purchase Agreement contains provisions which limit the liability of INYX for the specified time and in specified circumstances which are a direct result of the temporary closure of the Sterile Production Unit (as defined therein) prior to Completion or within a period of 45 days following Completion.

11.	Confidentiality

11.1
Each party (“Discloser”) agrees to maintain as secret and confidential all Information obtained from the other (“Recipient”) both pursuant to this Agreement and prior to and in contemplation of it, to respect Discloser’s proprietary rights therein, to use the same exclusively for the purpose of this Agreement and for no other use and to disclose the same only to those of its professional advisers, including legal financial and risk assessment advisers, authorised sub-contractors and employees to whom and to the extent that such disclosure is reasonably necessary for the purpose of this Agreement. Furthermore, Recipient agrees to maintain as secret and confidential all other information obtained from Discloser which the Discloser has designated as confidential.

11.2	The foregoing obligations of Article 11.1 above shall not apply to Information which:

11.2.1	the Recipient can prove by documentary evidence was already in its possession and at its free disposal before disclosure by Discloser;

11.2.2
is subsequently lawfully disclosed to the Recipient without any obligations of confidence by a third party who has not derived it directly or indirectly from the Discloser or any of the Discloser’s Affiliates; or

11.3	is or becomes generally available to the public (in printed publications in general circulation) through no act or default of Recipient or its agents or employees.

11.4	Discloser is required to disclose by law.

11.5
Recipient shall allow access to the Discloser’s Information exclusively to those of its employees who have reasonable need to see and use it for the purposes of this Agreement and shall inform each of the said employees of the confidential nature of the Information and of the obligations on Recipient in respect thereof and ensure that each of its employees having access to the Information is contractually bound by obligations of confidentiality and shall take such steps as may be necessary to enforce such obligations.

12.	Adverse Drug Events and Product Recalls

12.1
UCB shall be responsible for conducting any recall of defective Products and INYX shall co-operate with and give all reasonable assistance to UCB in conducting any such recall in accordance with the provisions of the GMP Agreement. The costs and expenses of such recall shall be met by UCB except where such recall is a result of any negligent act or omission on INYX’s part, in which event, INYX shall meet all costs and expenses thereof.

CONFIDENTIAL TREATMENT

12.2
Each Party shall keep the other informed of any adverse drug event involving the Products or products containing the same active ingredient as the Products coming to their attention and able to be disclosed to the other.

12.3	Each party shall keep the other informed of any material change or event in the market relevant to the Products coming to their attention and able to be disclosed to the other.

13.	Termination

13.1	Either party may forthwith terminate this Agreement by written notice to the other if:

13.2
that other party is in material breach of any of the provisions of this Agreement and, in the case of a breach capable of remedy, fails to remedy the same within ninety (90) days or within one hundred and twenty (120) days if concerning the sterile production unit in the Ashton Facility of receipt of a written notice specifying the breach and requiring its remedy; or

13.3	an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party; or

13.4	that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order; or

13.5
that other party goes into liquidation except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement.

13.6
For the purposes of Article 13.1 a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance provided that time of performance is not of the essence.

13.7	Any waiver by either party of a breach of any provision of this Agreement shall not be considered a waiver of any subsequent breach of the same or any other provision.

13.8	The rights to terminate this Agreement given by this Article 13 shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

13.9	***

14.	Consequences of Termination
14.1
Termination of this Agreement for any reason shall not bring to an end any provisions of this Agreement which, in order to give effect to their meaning, need to survive its termination and such provisions shall remain in full force and effect thereafter and in particular but without limiting the scope of the foregoing obligations of the parties under Articles 9, 11, 12, 13, 14, 18, 20, 21, 22, 23, and this Article 14.

14.2	On termination of this Agreement for any reason:

14.2.1
INYX shall at UCB’s option either immediately cease Manufacture or complete Manufacture of all Products which have been ordered prior to the date of termination of this Agreement and UCB shall notify INYX of its election on termination of this Agreement;

14.2.2
subject to Article 14.2.1 each party shall deliver up to the other all materials, reports, and other documents (including copies thereof) in its possession or control containing Information of the other party, and each will cease to make use of the other’s Information;

CONFIDENTIAL TREATMENT

14.2.3	UCB shall pay INYX for all Products which are subject to the Firm Period and which have been ordered in accordance with the replenishment plan at prices then prevailing and shall take delivery of such Product as soon as possible when it is notified by INYX that it is available for collection;

14.3	UCB will be obliged to purchase and shall pay INYX for:

(a)	all stocks of Raw Materials purchased by INYX in accordance with Article 7 with a maximum of three (3) months forecast at a price equal to the book value or the cost thereof, whichever is lower; and

(b)	all work in progress purchased by INYX in accordance with Article 14.2.1 at prices then prevailing.

14.4	UCB will collect all Raw Materials and all work in progress free of charge. In case of withdrawal of the Product under Article 13.5, the same principles shall apply.

15.	Escalation Provisions

15.1	In the event only it is specified herein that these escalation provisions shall apply to any dispute or disagreement being and remaining unresolved, then until resolution thereof:

15.2	the parties shall as soon as reasonably practicable commence good faith negotiations to resolve the dispute or disagreement;

15.3
should such good faith negotiations not take place or should such good faith negotiations not resolve the dispute or disagreement within a reasonable period, but in any event within twenty one (21) days of commencement of the negotiations, the dispute or disagreement shall immediately be referred to the respective senior management of the parties for their resolution (for the avoidance of doubt senior management for UCB is head of GTSO and for INYX is VP Global Sales & Marketing); and

15.4
should the respective senior management of the parties fail to resolve the dispute or disagreement within fourteen (14) days of it being referred to them, then either party may by written notice to the other forthwith terminate this Agreement, and neither party shall be liable to the other in respect of any consequence of such termination.

16.	Force Majeure

16.1	If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

16.2
Each party shall be deemed not to be in breach of this Agreement, nor otherwise be liable to the other by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party and the time for performance of that obligation shall be extended accordingly.

16.3
If the Force Majeure in question prevails for a continuous period in excess of three (3) months, the parties shall enter into bona fide discussions with a view to agreeing upon such alternative arrangements as may be fair and reasonable. If the parties cannot agree such alternative arrangements then either party shall be entitled to terminate this Agreement immediately by written notice.

CONFIDENTIAL TREATMENT

17.	Notices

17.1
Any notice or other information required or authorised by this Agreement to be given by either party to the other may be given by hand or sent to the other by first class registered pre-paid post, telex, facsimile transmission or comparable means of communication. Service of any legal proceedings concerning or arising out of this Agreement shall be effected by causing the same to be delivered to the secretary of the party to be served at its registered office, or to such other address as may be notified by the party concerned in writing from time to time.

17.2
Any notice or other information given by post pursuant to Article 17.1 which is not returned to the sender as undelivered shall be deemed to have been given on the third day after the envelope containing the same was so posted. Proof that the envelope containing any such notice or information was properly addressed, pre-paid, registered and posted, and that it has not been so returned to the sender, shall be sufficient evidence that such notice or information has been duly given.

17.3
Any notice or other information sent by telex, cable, facsimile transmission or comparable means of communication shall be deemed to have been duly sent on the date of transmission, provided that a confirming copy thereof is sent by first class registered pre-paid post to the other party at the address referred to in Article 17.1 within twenty four (24) hours after transmission.

18.	Liaison

18.1
Upon signature of this Agreement the parties will each identify in writing the person responsible for the day to day operation of this Agreement including purchasing, RA, QA, QC, SCM, IS/IT, Production, Artwork.

19.	Material Adverse Impact

19.1
Should there occur any event or circumstance which is not the result of any act or omission of INYX and which INYX reasonably believes has a material adverse affect on its ability to Manufacture or on its business generally, then the parties shall, at INYX’s request, meet to discuss in good faith the possible consequences of any such event or circumstance and its implications for INYX and its business. Should the parties not reach agreement reasonably acceptable to INYX regarding their ongoing relationship in light of the said event or circumstance, then either party may, by three (3) months’ notice to the other party, terminate this Agreement.

20.	Non-solicitation of Employees

20.1
UCB shall not during the term of this Agreement nor for a period of one (1) year after its expiry or termination for whatever reason whether directly or indirectly and in any capacity whatsoever (whether on its own behalf or on behalf of any other person or firm) solicit the services of or approach any employee or officer of INYX with a view to recruiting that person for the purposes of employment.

20.2
INYX shall not during the term of this Agreement nor for a period of one (1) year after its expiry or termination for whatever reason whether directly or indirectly and in any capacity whatsoever (whether on its own behalf or on behalf of any other person or firm) solicit the services of or approach any employee or officer of UCB with a view to recruiting that person for the purposes of employment.

21.	***

CONFIDENTIAL TREATMENT

22.	General

22.1
INYX may assign the benefit of this Agreement to any other member of the Purchaser’s Group or to any lender or holder of debt securities issued by any member of the Purchaser’s Group for the time being or any agent of such lender or holder and if it does so:

22.1.1	the assignee may enforce the obligations on the part of UCB under this Agreement as if it had been named in this Agreement or therein as INYX

22.1.2	as between UCB and INYX, UCB may nevertheless enforce this Agreement against INYX as if the assignment had not occurred;

22.1.3	the assignment shall not in any way operate so as to increase the liability of INYX or UCB; and

22.1.4	the assignee will not be liable or obligated in any way by reason of such assignment or exercising the rights so assigned.
A liquidator or administrator, or any receiver or other person or entity entitled to enforce any security or rights under this Agreement may enter into any other assignment or transfer of any such rights, provided that such assignment shall not in any way operate so as to increase the liability of UCB or INYX.

Except as permitted by this Clause 22.1 none of the rights or obligations under this Agreement shall be assigned or transferred by either party without the prior written consent of the other.

22.2	Nothing in this Agreement shall create, or be deemed to create, a partnership between the parties.

22.3
This Agreement, the GMP Agreement and the Service Agreement and other Schedules contain the entire agreement between the parties with respect to its subject matter, supersedes all previous agreements and understandings between the parties, and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

22.4
Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of or in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and accordingly all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

22.5
If any provision of this Agreement is agreed by the parties to be or is held by any court or other competent authority to be void or unenforceable in whole or part, the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid save that such illegal void or unenforceable provision or part thereof shall be deemed to be excised herefrom.

22.6	This Agreement shall be governed by and construed in all respects in accordance with the laws of England, and the parties hereby submit to the exclusive jurisdiction of the English courts.

23.	PARENT GUARANTEE

23.1
The Parent Guarantor, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to UCB, the payment and performance by INYX, when due, of all amounts and obligations under this Agreement. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

CONFIDENTIAL TREATMENT

23.2	The Parent Guarantor’s obligations under this clause:

23.3
constitute direct, primary and unconditional obligations to pay on demand by UCB any sum which INYX is liable to pay under this Agreement and to perform on demand any obligation of INYX under this Agreement without requiring UCB first to take any steps against INYX or any other person; and

23.4	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)	any time or indulgence granted to, or composition with, INYX or any other person; or

(b)	any amendment of this Agreement; or

(c)	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against INYX or any other person; or

(d)	any legal limitation, disability or other circumstance relating to INYX or any unenforceability or invalidity of any obligation of INYX under this Agreement.

24.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS whereof this Agreement has been executed by the duly authorised representatives of the parties the day and year first above written

CONFIDENTIAL TREATMENT

For and on behalf of
UCB PHARMA LTD

Signed :	PETER NICHOLLS	H S BAINS

Name :	PETER NICHOLLS	H S BAINS

Title :	DIRECTOR	DIRECTOR

For and on behalf of
CELLTECH MANUFACTURING SERVICES LIMITED

Signed :	PETER NICHOLLS	MARK GLYN HARDY

Name :	PETER NICHOLLS	MARK GLYN HARDY

Title :	DIRECTOR	DIRECTOR

For and on behalf of
INYX, INC

Signed :	JACK KACHKAR

Name :	JACK KACHKAR

Title :	CHAIRMAN AND CEO

CONFIDENTIAL TREATMENT

SCHEDULE 1

GMP-AGREEMENT FOR PHARMACEUTICAL PRODUCTS

ON CONTRACT MANUFACTURE

BETWEEN  UCB Pharma Ltd (“UCB”)

AND  Ashton Pharmaceuticals Limited (“CONTRACT ACCEPTOR”), with registered offices at Ashton

WHEREAS the parties wish to set out the respective duties of UCB and CONTRACT ACCEPTOR with respect to Good Manufacturing Practices (GMP);

WHEREAS on ______date____________ the Parties have entered into a Contract Manufacturing Agreement for the PRODUCTS (the “FRAME AGREEMENT”);

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1. Scope of this Agreement

This GMP-AGREEMENT contains the respective obligations of UCB and CONTRACT ACCEPTOR with respect to GMP to be respected for the manufacture of the PRODUCTS as set out herein. The GMP requirements for the manufacture, storage and quality, as well as the duties and responsibilities of UCB and CONTRACT ACCEPTOR relating to the manufacture of the PRODUCT are defined in detail in the ECcGMP’s guidelines (Guide to Good Manufacturing Practice for Medicinal PRODUCT in the European Community, volume IV). These Guidelines (including all defined terms) are an integral part of this Agreement.

This GMP-AGREEMENT relates to the manufacture of the following PRODUCT(s), further described in Exhibit 1 to this GMP-AGREEMENT and hereinafter referred to as “PRODUCT(S)”:

PRODUCT(S)	GALENICAL FORM	DOSAGE
Refer to exhibit 1

Contacts for this GMP-AGREEMENT until further notification:

At UCB:	D Killick (Quality Assurance Manager - Qualified Person)
At CONTRACT ACCEPTOR :	E. Prady (Head of Quality - Qualified Person)

2. RESPONSIBILITIES

Under the terms and conditions hereinafter set out, UCB appoints CONTRACT ACCEPTOR to perform and conduct with respect to the PRODUCT(S) all the operations which are marked with “X” in the column titled CONTRACT ACCEPTOR in the matrix of responsibilities herebelow.

CONFIDENTIAL TREATMENT

During the term of this GMP-AGREEMENT, CONTRACT ACCEPTOR undertakes that it shall manufacture and/or pack and/or control the quality of the PRODUCT(S) and conduct CONTRACT ACCEPTOR’s operations in strict compliance with:

i)	the current Good Manufacturing Practices; and

ii)	the formula, technical specifications, manufacturing processes and quality control and release procedures described in the relevant exhibits attached.

N/A shall mean: “not applicable”.

A.	General
		UCB	CONTRACT ACCEPTOR
	Valid manufacturing licence available		X
.	Formulation / data sheet	X
	Manufacturing procedures / batch sheets		X
	Registered formula, process, etc.	X
	Scale-up procedures		X
	Validation master plan		X
	Validation protocol		X
	Validation report		X
	Validation procedures		X
	Analytical specifications and methods and IPC (In process control)	X
	Validation of analysis methods		X
	Specific procedures relating to product incl. safety, occupational health, security, storage and transport conditions		X
	Labelling instructions		X
	Cleaning procedures		X
	Validation of cleaning procedures prior to production		X
	Validation of cleaning procedures after production		X
	Stability testing		X
	Stability protocol		X
	Stability test methods		X
	Stability report		X

B.	Bulk Manufacture
		UCB	CONTRACT ACCEPTOR
B.1	Raw Materials
	Purchase of excipients or raw materials.		X
	Supplier evaluation		X
	Analysis		X
	Release		X
	Storage of reference samples		X
	Procurement / order free of charge of active substance	NA	NA
	Analysis	NA	NA
	Release	NA	NA
	Identity control of active substance		X
	Storage of reference sample		X
B.2	Manufacture
	Validation of scale-up/manufacturing process		X
	Master of Manufacturing formula		X
	Master of Processing instructions		X
	Manufacture following agreed procedure		X
	Allocation of batch numbers for bulk		X
		UCB	CONTRACT ACCEPTOR

CONFIDENTIAL TREATMENT

B.3	Analysis and controls
	Perform in process - controls		X
	Validate the methods of analysis for new products		X
	Purchase of necessary reference standards		X
	Analysis		X
	Release for packaging		X
	Storage of reference sample		X
	Certificate of Conformance		X

C.	Primary Packaging / Semi-finished Product
		UCB	CONTRACT ACCEPTOR
C.1	Packaging Components
	Specifications for unprinted primary packaging materials (unprinted PPM)	X
	Supplier evaluation		X
	Procurement of unprinted PPM		X
	Methods of testing unprinted PPM		X
	Specifications for printed primary packaging materials	X
	Specifications for text/Artwork	X
	Supplier evaluation		X
	Procurement of printed PPM		X
	Methods of testing printed PPM		X
	Testing		X
	Release		X
	Allocation of batch numbers for PPM		X
	Storage of reference samples		X

C.2	Primary packaging
	Allocation of batch numbers		X
	Allocation of expiry dates		X
	Code to be used		X
	Master of packaging instructions		X
	Control of the semi-finished product (S.F.P.)		X
	Release of the S.F.P. for Final Packaging		X
	Storage of reference samples for the S.F.P.		X
	Performing stability studies in final packages		X

D.	Secondary Packaging / Finished Product
		UCB	CONTRACT ACCEPTOR
D.1	Secondary Packaging Components
	Specifications for printed secondary packaging materials (text) (printed SPM)/artwork	X
	Specifications for printed SPM (physical)		X
	Methods of testing printed SPM		X
	Supplier evaluation		X
	Procurement of printed SPM		X
	Control		X
	Release for use		X
	Allocation of batch numbers for printed SPM		X
	Storage of reference samples		X

CONFIDENTIAL TREATMENT

D.2	Secondary Packaging
D.2.1	Allocation of batch numbers		X
D.2.2	Allocation of expiry dates		X
D.2.3	Code to be used		X
D.2.4	Master of packaging instructions		X
D.2.5	Paletisation instructions	X
D.2.6	Master of shipping label		X
D.2.7	Test of the finished product		X
D.2.8	Issue certificate of quality		X
D.2.9	QP Certification of the finished product....		X
D.2.10	Release of the finished product for sale/distribution to market	X
D.2.11	Storage of reference/ retention samples for the finished product		X

3.	PERFORMANCE INSTRUCTIONS

UCB shall supply the formulation, procedures and analytical specifications; these are binding on CONTRACT ACCEPTOR. Changes may be made only with the written consent of UCB following due change control procedures at either end. Deviations from the process or the control procedure must be brought to the attention of UCB and the release for shipment of the relevant batch requires the written consent of UCB.

4.	MATERIALS

The active substances and excipients have to fulfil the requirements of UCB (specifications, methods of testing, authorised supplier). Any deviation from the specifications or requirements must have the prior written approval of UCB.
Any reference standard for testing must be accompanied by a CoA listing storage requirements, expiration date and any correction factor that needs to be applied.

CONTRACT ACCEPTOR shall be responsible that all its deliveries of such material are clearly and visibly labelled with all necessary markings. This applies in particular to the PRODUCT names, which have to be identical with the information laid down in specifications, manufacturing and packaging instructions, storage instructions, remarks on quarantine and warning indications.

Goods supplied to the Buyer by the Seller will not contain materials of animal origin and no animal derived reagents will be used in their manufacture. Provided that in the event Goods are supplied to the Buyer which do not comply with above, then the Seller will confirm, by production of a relevant certificate, that the Goods comply with the European Pharmacopoeia General Chapter 5.2.8 “Minimising the risk of transmitting animal spongiform encephalopathy agents via medical products”.

5.	ANALYSIS AND TESTS

CONTRACT ACCEPTOR has to perform the analysis and tests according to the specifications and methods defined by UCB.
A batch specific analytical report or certificate of conformance containing the recorded results of the analysis is to be provided for every single delivery of the end PRODUCT. The certificate lay-out and content must conform with the requirements of UCB.

Label Component specifications: CONTRACT ACCEPTOR will only use labels and labelling approved in writing by UCB.

CONFIDENTIAL TREATMENT

6.	DOCUMENTATION

Masters
Master Batch Records shall mean the documents used by CONTRACT ACCEPTOR as technical instructions and records to manufacture, pack and test the PRODUCTS. Those documents will be based on information provided by UCB. CONTRACT ACCEPTOR is authorised to transcribe those documents into its own format, provided they will be approved in writing by UCB prior to use.

Manufacture and expiry dates
The date of manufacture is the first day of compounding the PRODUCT. UCB provides the rules to allow CONTRACT ACCEPTOR to calculate the expiration date for the batches to be manufactured.

Manufacturing and equipment data
CONTRACT ACCEPTOR is responsible for the safe keeping and retention of records of machine usage (previous PRODUCT manufactured in non-dedicated machinery), cleaning, maintenance, calibration, raw material batch numbers and certification, IPC results and parameters, test results in accordance with all applicable laws, rules, regulations and guidelines.

Retention
CONTRACT ACCEPTOR will retain, at minimum, batch production records, quality control records, validation data and other documentation including investigation reports for at least one (1) year beyond the expiration date of the finished product lot, or as otherwise required by applicable law. All such documents, records and reports must be maintained by CONTRACT ACCEPTOR in such a manner that they are readily retrievable and stored in an environment suitable to prevent damage or loss. CONTRACT ACCEPTOR shall provide copies of all such documents and information to UCB or its designee, as reasonably requested, within five (5) Business Days.

7.	DEVIATIONS AND INVESTIGATIONS

A deviation is defined as any abnormal event that may occur during the processing of a batch, or is a departure from Specifications, approved Master Batch Record or Method of testing.

Any deviation that occurs must be documented in the batch record. The significant deviations will be forwarded to UCB in conjunction with the Certificate of Conformity / Analysis).

Excepted as provided in sections “Complaints” and “Stability”, CONTRACT ACCEPTOR must notify UCB within five (5) Business Days of the occurrence of a confirmed out-of specification (“OOS”) result or major process deviation (deviations potentially effecting product quality, safety, identity, purity or efficacy) relating to the PRODUCT. A confirmed OOS result is defined as a result from a raw material, in-process, or finished product testing which does not meet specifications.
All Quality decisions regarding any such out-of-specification result or major process deviation involving the PRODUCT shall be made by CONTRACT ACCEPTOR in consultation with UCB. In all cases, UCB will have the final review and decision making responsibility as to the impact of the deviation(s) on the PRODUCT; this includes the disposition of the affected batch. Reworking or reprocessing protocols require UCB approval prior to execution. All investigations must be completed, documented and approved by CONTRACT ACCEPTOR prior to issuance of a Certificate of Compliance or a Certificate of Conformance. A copy of the completed investigation must be provided to UCB prior to PRODUCT release by CONTRACT ACCEPTOR.

CONTRACT ACCEPTOR will notify UCB in writing of any batch of PRODUCT rejected by CONTRACT ACCEPTOR.

CONTRACT ACCEPTOR will notify UCB in writing of any problems that may impact or invalidate a batch previously shipped to UCB or its Affiliates or Agents.

Some deviations or investigations may require additional testing, stability or validation be conducted. This work will be performed as agreed by both parties.

CONFIDENTIAL TREATMENT

8.	RELEASE

CONTRACT ACCEPTOR shall ensure and certify that the PRODUCT has been made according to cGMP’s, specifications and methods documented in the Master Batch Record. This includes a complete and thorough review of the executed batch record. The certificate issued by CONTRACT ACCEPTOR will show the batch numbers and quantities in each shipment.

The final market release will be undertaken by UCB based on his internal procedures and the data and documentation provided by CONTRACT ACCEPTOR. UCB or its affiliates may perform confirmatory testing to validate any CONTRACT ACCEPTOR’s data.

9.	REFERENCE SAMPLES AND RETENTION SAMPLES

CONTRACT ACCEPTOR will retain samples of Raw Materials (except water, compressed gasses and highly volatile compounds) and Active ingredients for at least one year beyond the expiration of the PRODUCT in which used and will retain samples of the PRODUCT for at least one year beyond its expiration. The amount retained shall be three times the quantity required to carry out all of the testing required to meet the specifications.
CONTRACT ACCEPTOR shall keep those samples at the disposal of UCB and the competent authorities pertaining to the manufacture and analysis of the PRODUCT and shall not dispose thereof unless so authorised in writing by UCB

10.	STABILITY TESTING

Processing of the stability data is the responsibility of CONTRACT ACCEPTOR.
CONTRACT ACCEPTOR is obliged to provide UCB with the results of the tests available. So far as test methods are not available from UCB, CONTRACT ACCEPTOR has to provide the validated methods of analysis to be used. Microbiological tests have to be carried out in addition to the chemical stability which UCB shall specify.

Routine stability

CONTRACT ACCEPTOR is responsible for maintaining a routine stability programme for the PRODUCT and to provide UCB with a stability report at least once a year. The stability protocol will be agreed to in writing by UCB. At a minimum, one lot of each strength and in each package type (smallest to largest) of PRODUCT will be placed on stability each year for products on the market. Any change to the stability programme/protocol must be approved by UCB.

Development and validation batches stability

CONTRACT ACCEPTOR is responsible for performing any stability required to support the PRODUCT. The stability protocol will be agreed to in writing by UCB. Any change to the stability protocol must be approved by UCB. Results will be reported within 14 calendar days following the scheduled pull date.

Testing intervals
For finished packaged product stability, if the product remains unpackaged (i.e., bulk storage) for more than 30 days, the time zero data (data generated at the start of the stability study) must be generated by new analysis rather than extracted from release testing results.

For stability samples requiring testing at the three months or longer intervals (including at the expiry test station/label expiry date) the tests must be initiated within 14 calendar days following the scheduled pull date.

Monthly stability samples must be pulled no earlier than seven (7) days prior to the last day of the month in which the sample expires.

CONFIDENTIAL TREATMENT

Stability failures

CONTRACT ACCEPTOR must report any confirmed problem or out-of-specification results relating to the PRODUCT lot to UCB within five (5) Business Day of the occurrence. CONTRACT ACCEPTOR must use its best efforts to complete and document an investigation with regard to any such out-of-specification result within 20 Business Days of the initial out-of-specification result. If the investigation will exceed 20 Business Days, CONTRACT ACCEPTOR must provide UCB with an interim report, including the test investigation. A copy of the final investigation report must be forwarded to UCB within five (5) Business Days of completion of the investigation. CONTRACT ACCEPTOR must provide UCB with information regarding any investigation requested by UCB as agreed upon by both parties.

UCB and CONTRACT ACCEPTOR must investigate any significant trends (those which indicate future testing may yield OOS results) regarding the PRODUCT in an effort to determine the cause of the trend. Any such trends identified by CONTRACT ACCEPTOR must be reported to UCB within five (5) Business Days of identification of the trend. CONTRACT ACCEPTOR must provide UCB with a report discussing the facts and CONTRACT ACCEPTOR’s conclusions within five (5) Business Days of completion of the investigation. Any such trends identified by UCB will be reported to CONTRACT ACCEPTOR within five (5) Business Days of identification of the trend. CONTRACT ACCEPTOR must use its best efforts to assist UCB in completion of an investigation discussing the facts and conclusions.

11.	VALIDATION/QUALIFICATION

Both parties agree to the following Validation/Qualification Policy.

UCB representatives shall have the right to attend the manufacture of validation and launch batches.

Equipment and facilities/utilities qualification/validation shall be performed for process, packaging, analytical methods, cleaning, and computerised systems. Process Validation shall consist of prospective performance on at least three consecutive production batches and must be conducted with commercial production/analytical processes and equipment.

Manufacturer will not use any validation protocol or issue a report unless UCB have first approved such validation protocol or report. UCB will approve or reject all protocols and validation reports within fifteen (15) Business Days of receipt.

Cleaning Validation shall involve three replicate runs of cleaning procedure for PRODUCT contact equipment during Process and Packaging Validation, except for dedicated equipment which will require one verification run of the cleaning procedure.

The cleaning procedure and analytical methodology will be reviewed by both parties before the first Product Batches are manufactured.

Revalidation shall be performed for significant changes to existing manufacturing processes, packaging, analysis, etc. (as determined by UCB). UCB shall have the right to required full or partial revalidation for changes made to the validated PRODUCT, based on a shared change control system and an assessment of the significance of the change. CONTRACT ACCEPTOR will notify UCB of any planned changes to a validated process or associated procedures sufficiently in advance to allow UCB an opportunity to assess the change(s) and any ramifications. No changes shall be made to the validated process or PRODUCT without prior written consent of UCB. The number of batches required for revalidation will be determined by UCB and CONTRACT ACCEPTOR based on the significance of the change.

CONFIDENTIAL TREATMENT

12.	DISPUTE RESOLUTION

In the event that a dispute arises between CONTRACT ACCEPTOR and UCB in the analysis of the PRODUCTs, the resolution will proceed in stages. The first stage requires direct communication between analysts from both parties to determine that the methods of analysis are the same and are being executed in the same manner at both sites. Second, carefully controlled, split samples should be sent from one site to the other for analysis in an attempt to reach agreement. Should there be a failure to achieve resolution, analysts from both parties will be required to communicate to work through the analysis of a mutually agreeable sample. If these actions fail to achieve resolution, and only after these avenues have been exhausted, a qualified referee laboratory will be used to achieve resolution. This laboratory must be agreeable to both parties prior to use. The results from this referee laboratory will be used to determine resolution, but whatever the outcome, UCB retains the right to determine PRODUCT release status. The payment for engaging the referee laboratory shall be negotiated between the parties.

13.	AUDITS AND INSPECTIONS

CONTRACT ACCEPTOR shall permit duly authorised representatives of UCB upon reasonable notice during normal working hours to inspect the premises, the machinery and all activities related to the manufacture of the PRODUCT to ensure that the GMP rules are observed and during such inspections UCB shall be permitted to inspect all documents relating to the PRODUCT.

CONTRACT ACCEPTOR shall allow inspections (if any) from the competent authorities in accordance with Directive 2001/83/ECC and/or in accordance with local regulations.

CONTRACT ACCEPTOR will notify UCB and vice-versa without delay of any planned inspection which impacts the PRODUCT.

CONTRACT ACCEPTOR shall promptly provide UCB with copies of all correspondence between CONTRACT ACCEPTOR and any regulatory authorities regarding the MANUFACTURING of the PRODUCT.

CONTRACT ACCEPTOR shall inform UCB of any relevant information following any inspection that could impact on the future supply of the PRODUCT.

UCB and CONTRACT ACCEPTOR may accept audits of vendors for any material involved in the manufacture of the PRODUCT from the other party. The party that performed the audit is responsible for providing an audit status statement and all appropriate documentation to the other party upon request. Alternatively, UCB may determine it necessary to audit a specific vendor. In this case, UCB will coordinate and schedule the audit with CONTRACT ACCEPTOR.

14.	REGULATORY CONTACTS

UCB shall be solely responsible for all contacts and communications with any regulatory agency with respect to all matters relating to the PRODUCT.

Unless required by law or a regulatory agency, CONTRACT ACCEPTOR shall have no contacts or communication with any regulatory agency regarding the PRODUCT without the consent of UCB which consent shall not be unreasonably withheld or delayed. CONTRACT ACCEPTOR shall notify UCB promptly, and in no event later than one Business Day, after CONTRACT ACCEPTOR receives any contact or communication from any regulatory agency regarding the PRODUCT.

CONTRACT ACCEPTOR shall provide UCB with copies of all communications received from or sent to any regulatory agency, with respect to the PRODUCT within one (1)Business Day after receipt or sending of the communication, as the case may be.

CONFIDENTIAL TREATMENT

CONTRACT ACCEPTOR shall inform UCB of any inquiry from a regulatory agency specifically relating to PRODUCT and shall allow the UCB representative at its discretion to participate in any further contacts or communications relating to the PRODUCT if reasonably practicable. CONTRACT ACCEPTOR will secure agreement from UCB, which shall not be unreasonably withheld or delayed, prior to making a commitment to a regulatory agency regarding the PRODUCT. CONTRACT ACCEPTOR shall comply with all reasonable requests and comments by UCB with respect to all contacts and communications with a regulatory agency relating to the PRODUCT.

15.	COMPLAINTS AND ADVERSE EVENTS HANDLING

Complaints brought to the attention of UCB have to be directly and without delay passed on to CONTRACT ACCEPTOR and vice versa.

CONTRACT ACCEPTOR shall investigate and document Product complaints forwarded to CONTRACT ACCEPTOR by UCB. CONTRACT ACCEPTOR shall comply with UCB requests in connection with the investigation of any Product complaint, as agreed upon by both parties. CONTRACT ACCEPTOR must provide UCB with information regarding any Product complaint investigation requested by UCB, as agreed upon by both parties.

CONTRACT ACCEPTOR shall complete and document the product complaint investigation within 30 Business Days after initial receipt of the complaint by CONTRACT ACCEPTOR, unless otherwise agreed by UCB. If the investigation will exceed 30 Business Days, CONTRACT ACCEPTOR must provide UCB with an interim report, including test results to date and a target completion date, on or before the 30th Business Day of the investigation. CONTRACT ACCEPTOR must complete the complaint investigation within 60 Business Days after initial receipt of the complaint by CONTRACT ACCEPTOR. CONTRACT ACCEPTOR must forward a copy of the final investigation report to UCB within five (5) Business Days after the completion of the investigation. UCB shall be responsible for determining, in its reasonable discretion, when a complaint investigation has been completed and shall have sole responsibility for responding to the complainant (if applicable).

CONTRACT ACCEPTOR shall notify UCB of an out-of-specification result pertaining to a complaint sample within two (2) Business Day of the occurrence of the out-of-specification result. Any out-of-specification results relating to the product complaint sample must be investigated as described in section “Stability”.

CONTRACT ACCEPTOR shall retain unused Product complaint samples conditions for a minimum of 90 calendar days after a copy of the complaint investigation report has been sent to UCB.

16.	RECALLS

UCB shall have sole responsibility for initiating and managing any recall of the PRODUCT. UCB shall notify CONTRACT ACCEPTOR prior to initiating any recall of the PRODUCT.

Upon receiving, from any governmental or regulatory authority having jurisdiction, any direction to recall any of the PRODUCT from the market, the receiving party shall immediately notify the other party.

17.	CONTROL DOCUMENTS AND CHANGE CONTROL IMPLEMENTATION

Any change(s) made to the Specifications, Master Production and Control records or other established control documents including but not limited to the manufacturing process and/or analytical methods which may affect the quality or performance of the PRODUCT or exceed validation parameters or regulatory filings must be approved by UCB in writing, prior to implementation for routine production or release of any lot made after the revision. Documents referenced in this section must be amended as required by the PRODUCT application or licence or as required by applicable laws, rules, regulations, or regulatory agencies.

CONFIDENTIAL TREATMENT

Both parties shall obtain all regulatory approvals prior to implementation.

Change control documentation initiated by CONTRACT ACCEPTOR will be forwarded to UCB. UCB will process the change via UCB change management procedure and provide notification of approval/rejection to CONTRACT ACCEPTOR within 10 Business Days. If more than 10 days elapse, UCB will notify CONTRACT ACCEPTOR and a revised completion date will be agreed upon.

Change control documentation initiated by UCB will be forwarded to CONTRACT ACCEPTOR for their evaluation. If CONTRACT ACCEPTOR agrees with proposed change, UCB will approve proposed change and provide CONTRACT ACCEPTOR with UCB approval. CONTRACT ACCEPTOR will then process and approve the change through CONTRACT ACCEPTOR’s change control system within 10 Business Days. If more than 10 days elapse, CONTRACT ACCEPTOR will notify UCB and a revised completion date will be agreed upon.

18.	ANNUAL PRODUCT REVIEWS

CONTRACT ACCEPTOR shall prepare an Annual Product Review (“APR”) for the PRODUCT covering the activities executed during the review period.

This report will be a review of any changes in the manufacturing, packaging, testing, or validation of the product in the previous year; a summary of lots made, released, and rejected; a stability report. Also, control charting or trend analysis of key product parameters will be performed on an annual basis. Any abnormalities will be explained in the annual review.

A copy must be forwarded to UCB within 10 Business Days after completion of the APR.

The APR shall be completed within 30 days of its due date, established by a schedule mutually agreed upon by both parties.

19.	QUALITY

CONTRACT ACCEPTOR shall refrain from any activity which could adversely affect the quality of the PRODUCT.

Should CONTRACT ACCEPTOR become aware of any issue that could affect the quality, safety identity, purity or efficacy of any UCB product produced at his plant, he will notify UCB in writing within two (2) Business Days of the discovery.

20.	TRANSFER OF TASKS TO THIRD PARTIES OR TO ANOTHER SITE

CONTRACT ACCEPTOR shall not transfer or subcontract any of the manufacturing, packaging, storing, testing (in-process, release, stability) of the PRODUCT to other sites or third parties without the prior written agreement of UCB, with the exception of the list of subcontractors listed in annexe.
Validation testing may be conducted by a Third Party contractor chosen by Manufacturer.

21.	GENERAL TERMS AND CONDITIONS

Materials Check
Unused materials received from UCB:
❑	are and remain property of UCB,
❑	mode of disposal : to be returned to UCB or to be destroyed by CONTRACT ACCEPTOR.

CONFIDENTIAL TREATMENT

Upon expiration or termination of this Agreement for any reason whatsoever, CONTRACT ACCEPTOR shall return to UCB all documentation handed over to him;

batch documents, samples, etc. shall be kept:

❑	at UCB;
❑	at CONTRACT ACCEPTOR for a period of (see point 3 - Retention).

Changes to this GMP-AGREEMENT

Any additions, changes or cancellations of parts of this GMP-AGREEMENT are to be made in written form such modifications will involve version control of the document. Modifications shall be conducted through the designated Quality Assurance representatives of both companies.

Duration

Unless provided otherwise in a FRAME AGREEMENT (if any) between the Parties dated ________, this GMP-AGREEMENT is valid for an undetermined period of time. Termination terms are as stipulated in the FRAME AGREEMENT. This GMP-AGREEMENT shall automatically come to an end simultaneously with the FRAME AGREEMENT. Any section of this agreement which has a predefinite retention, survival or maintenance period (for example raw date storage, product complaints, sample retention) shall survive the termination of this Agreement for the period defined in the appropriate section.

Storage

CONTRACT ACCEPTOR shall store the active substances, auxiliary and packaging materials as well as the (finished) product in suitable, if necessary, air conditioned rooms under sufficient control so as to prevent their deterioration and theft.

Confidentiality

Both parties will treat as confidential all data supplied by the other in connexion with the Manufacture/Control of the PRODUCT.

Security

CONTRACT ACCEPTOR has and will maintain controlled access to his premises.

22.	VALIDATION/QUALIFICATION

22. DOCUMENTS TO BE SUPPLIED TO UCB

CONTRACT ACCEPTOR shall supply the following documents to UCB and shall keep the validity of the documents under 22.1 and 22.2 in force throughout the duration of the GMP-AGREEMENT:

		On request	Always
22.1	Copy of latest manufacturing licence from the relevant governmental or other competent authorities	[ ]	[X]
22.2	Copy of site master file (at contract signature, and at every renewal)	[X]	[ ]

CONFIDENTIAL TREATMENT

22.3	Recipe (complete formula) CONTRACT ACCEPTOR applies (once, before starting and at every new version)	[X]	[ ]
22.4	Copy of the manufacturing instructions (batch sheets) including the in-process controls in place (once, before starting)	[X]	[ ]
22.5	(at every new version)	[ ]	[x]
22.6	Data on the validated method of analysis used including the specifications
	- Active ingredients	[X]	[ ]
	- The excipients	[X]	[ ]
	- The primary packaging material	[X]	[ ]
	- The finished PRODUCT (finished pack)	[X]	[ ]
22.7	Results of the stability data when applicable		[X]
22.8	With every batch of the end PRODUCT(s), CONTRACT ACCEPTOR shall address
	- Batch-specific analytical report	[X]	[ ]
	- Batch-specific certificate of conformance To the Quality Assurance Department of UCB	[ ]	[X]
22.9
Certification by a qualified person of the Quality Assurance Department of performance of a review of the batch documentation including the IPC and monitoring data and of the completeness and conformity of the results.
		[ ]	[X]
	CONTRACT ACCEPTOR immediately inform UCB in the event of significant deviations observed during production, quality control and/or batch record review.	[ ]	[X]

CONFIDENTIAL TREATMENT

22.10	Result of analysis (measured results) for the following items used for the batches concerned
	- Active ingredients	[X]	[ ]
	- Excipients	[X]	[ ]
	_ Primary packing materials	[X]	[ ]

Done in two copies, each party having received its copy.

CONTRACT ACCEPTOR	UCB

/s/ Jack Kachkar	/s/ H.S. Bains
Name: Dr. Jack Kachkar	Name: Harb Bains
Title: Director	Title: Director

/s/ Jack Kachkar	/s/ Marc Glyn Hardy
Name: Jack Kachkar	Name: Marc Glyn Hardy
Title: Chairman and CEO	Title: Director

Place:	Place:
Date:	Date:

CONFIDENTIAL TREATMENT

LIST OF EXHIBITS TO THE GMP-AGREEMENT BETWEEN UCB AND CONTRACT ACCEPTOR

Exhibit 1:	The PRODUCT.

Product formulation
Product specification
(Master) manufacturing instructions/Bill of Materials or equivalent
QC method of analysis (including stability methods if any)
Storage conditions
Shelf life - bulk - finished product
Primary container
Shipping conditions

Exhibit 2:	The RAW MATERIALS supplied by UCB including starting materials reagents, solvents, process aids and primary packaging.

List
Specifications
Methods of analysis
Storage conditions
Shelf life
Approved/authorized/certified suppliers/manufacturers
Scientific data necessary for cleaning validation (LD50, toxicity, solubility, product dose per patient)
Toxicity data (material safety data sheet)

Exhibit 3:	The RAW MATERIALS supplied by CONTRACT ACCEPTOR

List
Specifications
Methods of analysis
TSE/solvent information
Approved/authorised/certified suppliers/manufacturers

Exhibit 4:	PACKAGING MATERIALS

Exhibit 5:	REWORKING

Exhibit 6:	ADMINISTRATIVE INFORMATION

Contract prepared by:

Primary contact people
UCB
David Killick
Quality Assurance Manager
UCB
Unit 11-14 Foster Avenue
Woodside Park
Dunstable
Bedfordshire
LU5 5TA
Tel: +44 (0) 1582 813120
Fax: +44 (0) 1582 813151
e-mail: david.killick@celltechgroup.com
after 16/05/05 : e-mail: david.killick@ucb-group.com

CONFIDENTIAL TREATMENT

It is the responsibility of both parties to keep this contact list up to date.

The exhibits may be updated independently from the core agreement. The revised versions shall become part of this Agreement when they have been agreed in accordance with Article 22.3 of the Agreement.

UCB will be responsible for the maintenance of exhibits and for ensuring that the information is in compliance with the Marketing Authorisations.

UCB will provide specific information and will advise CONTRACT ACCEPTOR of any changes through formalised change control procedures.

CONFIDENTIAL TREATMENT

EXHIBIT 1: FINISHED PRODUCT SPECIFICATIONS.
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CONFIDENTIAL TREATMENT

SCHEDULE 2
Product Details and Prices

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CONFIDENTIAL TREATMENT